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[EDGAR ONLY]

                                                                     Exhibit 2.5

                              FIRST AMENDMENT TO
                     AMENDED AND RESTATED MERGER AGREEMENT

     This First Amendment to Amended and Restated Agreement and Plan of Merger, dated as of November 29, 1999, is entered into among Capital Re Corporation, a Delaware corporation (the "Company"), ACE Limited, a company incorporated with limited liability under the Cayman Islands Companies Law ("Parent"), and CapRe Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary") as of

     WHEREAS, the Company, Parent and Merger Subsidiary entered into an Agreement and Plan of Merger dated as of June 10, 1999 (the "Original Agreement"); and

     WHEREAS, the Company, Parent and Merger Subsidiary entered into an Amended and Restated Agreement and Plan of Merger dated as of October 26, 1999 (the "Amended Agreement") amending and restating the Original Agreement; and

     WHEREAS, the Company, Parent and Merger Subsidiary desire to amend the Amended Agreement as provided in this First Amendment;

     NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto hereby agree as follows:

     Section 1.  Amendment to Amended Agreement.

     Section 1.4 of the Amended Agreement is hereby deleted in its entirety and replaced with the following:

          1.4  Reservation of Right to Revise Structure.

          In the event the sum of (i) the aggregate Cash Component of the Merger, plus (ii) the aggregate amount of cash paid by Parent to acquire Company Common Stock prior to closing (including the $1.3 million already expended) other than Company Common Stock acquired directly from the Company, plus (iii) an amount reasonably calculated to equal the cash to be paid in lieu of fractional shares, plus (iv) the aggregate amount of cash expected to be paid in respect of Dissenting Shares (assuming the amount of cash paid per each Dissenting Share will equal the fair market value of the Merger Consideration received per each share participating in the merger)(the sum of (i) through (iv)
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     being the "Total Cash Consideration") exceeds one-half of the sum of (i)
     the fair market value of the aggregate Merger Consideration, plus (ii) the aggregate amount of cash paid by Parent to acquire Company Common Stock prior to closing (including the $1.3 million already expended) other than Company Common Stock acquired directly from the Company, plus (iii) the amount of cash paid in respect of Dissenting Shares, (the sum of (i) through (iii) being the "Total Consideration"), at Parent's election, the Merger may alternatively be structured so that Merger Subsidiary is merged with and into the Company. No change in structure shall (1) alter or change the amount or kind of the Merger Consideration, (2) materially impede or delay the consummation of the transactions contemplated by this Agreement or (3) materially and adversely affect the ability of any party to timely perform its obligations under this Agreement or otherwise to consummate the transactions contemplated by this Agreement. If Parent makes any such election, the parties agree to execute an appropriate amendment to this Agreement and any other documents necessary in order to reflect such election.

     Section 2.  Reference to and Effect on the Amended Agreement.

     (a) On and after the date of this First Amendment, each reference in the Amended Agreement to "this Agreement," "hereunder," "hereof," or "herein" shall mean and be a reference to the Amended Agreement as amended by this First Agreement.

     (b) Except as specifically amended above, the Amended Agreement shall remain in full force and effect and is hereby ratified and confirmed.

     (c) The execution and delivery of this First Amendment shall not operate as a waiver of any right, power or remedy of any party to the Amended Agreement.

     Section 3.  Governing Law.

     This First Amendment shall be construed and enforced in accordance with the laws of the State of Delaware.

     Section 4.  Counterparts and Method of Execution.

     This First Amendment may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart. This First Amendment may be executed by written signature in hand or by facsimile signature, stamp or similar means, and any such method of execution shall be sufficient to cause this First Amendment to be executed.

     Section 5.  Section Titles.
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     Section titles are for descriptive purposes only and shall not control or alter the meaning of this First Amendment as set forth in the text.


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          IN WITNESS WHEREOF, this First Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                        CAPITAL RE CORPORATION


                                        By: ___________________________

                                        ACE LIMITED


                                        By: ___________________________

                                        CAPRE ACQUISITION CORP.


                                        By: ___________________________